EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated May 19, 2023 in the Registration Statement on Form S-1, under the Securities Act of 1933 with respect to the consolidated balance sheets of Advanced Biomed Inc. and its subsidiaries (collectively the “Company”) as of June 30, 2021 and 2022, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows in each of the years in the two-year period ended June 30, 2022, and the related notes included herein.

San Mateo, California	WWC, P.C.
May 19, 2023	Certified Public Accountants
PCAOB ID: 1171